Exhibit 3.4

CERTIFICATE OF MERGER

of

REPUBLIC AIRWAYS HOLDINGS INC.,

a Delaware corporation

with and into

MESA AIR GROUP, INC.,

a Delaware corporation

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and in lieu of filing the agreement of merger, Mesa Air Group, Inc., a Delaware corporation (the “Company”), in connection with the merger of Republic Airways Holdings Inc., a Delaware corporation (“Republic”), with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
Mesa Air Group, Inc.	Delaware
Republic Airways Holdings Inc.	Delaware

SECOND: The Agreement, Plan of Conversion and Plan of Merger (the “Merger Agreement”), dated as of April 4, 2025, by and between the Company and Republic, setting forth the terms and conditions of the merger of Republic with and into the Company, has been approved, adopted, certified, executed, and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: Pursuant to the Merger Agreement, Republic will merge with and into the Company. The Company shall be the surviving corporation after the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be Republic Airways Holdings Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the Company as in effect immediately prior to the Merger, and as amended to reflect the name change described above, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

2 Brickyard Lane

Carmel, IN 46032

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: That this Certificate of Merger and the Merger shall become effective at 8:31 a.m. Eastern Time on November 25, 2025.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be duly executed by an authorized officer on November 18, 2025.

MESA AIR GROUP, INC.

By:	/s/ Brian Gillman
Name:	Brian Gillman
Title:	Executive Vice President, General Counsel & Secretary

[Signature Page to DE Certificate of Merger]